Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference of our report dated March 25, 2014, with respect to the December 31, 2013 and 2012 consolidated financial statements of BOH Holdings, Inc. included in the Current Report on Form 8-K/A of Independent Bank Group, Inc., filed with the Securities and Exchange Commission on June 9, 2014, in the Registration Statement on Form S-8 of Independent Bank Group, Inc. for the registration of common stock issuable under the Independent Bank 401(k) Profit Sharing Plan and related plan interests.

HARPER & PEARSON COMPANY, P.C.

/s/ Harper & Pearson Company, P.C.

Houston, Texas August 29, 2014